Exhibit 99.1

Udemates,

At Udemy, we regularly evaluate our total rewards approach to ensure our employee compensation is competitive, so that we can show you how valued you are for your work to improve lives through learning.

We believe in the value of employee equity in forming a culture of ownership as collective stewards of Udemy’s mission, and equity has long been a key component of our total rewards approach.

I am happy to share that we will soon launch a voluntary, one-time opportunity to exchange outstanding options for restricted stock units (“RSUs”) pursuant to an option exchange program (the “Option Exchange Program”). We are pursuing this initiative as part of our continued efforts to retain top talent and in recognition of your hard work and effort.

Udemates and eligible service providers who hold outstanding stock options with an exercise price at or above $11.13 per share will be invited to exchange such options for RSUs on a one-for-one basis. While both the market and our stock price have been volatile recently, we determined this threshold based on review of the exercise prices at which our outstanding options have been granted as well as our stock price over the last few months. The newly issued RSUs will be subject to a new vesting schedule approximating the remaining vesting schedule of the exchanged stock options.

The criteria for eligible participants and other terms of the Option Exchange Program are still being finalized and are subject to approval by our board of directors.

We will share final terms soon with eligible Udemates and through a Tender Offer Statement on Schedule TO in connection with the commencement of the Option Exchange Program. At that time, we will provide further detail and information regarding the terms of the Option Exchange Program, including timing. We will also offer education and information sessions for eligible Udemates to review important details about the Option Exchange Program and make an informed decision.

We have a tremendous opportunity to build the world’s best learning company by delivering practical, skills-based education to learners around the world. But we can only do it with this incredible team and the culture that binds us. This change is one way of many that we will continue to show our appreciation.

Thank you for all you do for Udemy, and for our community of learners, instructors and customers. Together, we are helping the world learn.

Gregg

The Option Exchange Program has not yet commenced and will only be made pursuant to the terms and conditions set forth in the Tender Offer Statement on Schedule TO, including the Offer to Exchange, and other related materials filed with the Securities and Exchange Commission and sent to eligible participants. At the time the Option Exchange Program begins, the Company will provide eligible participants with written materials explaining the terms of the Option Exchange Program. Eligible participants should read these written materials carefully when they become available because they will contain important information about the Option Exchange Program. The Company will also file these written materials with the SEC as part of a Tender Offer Statement upon commencement of the Option Exchange Program. These materials will be available free of charge at www.sec.gov or by contacting the Company’s Corporate Secretary at 600 Harrison Street, 3rd Floor, San Francisco, CA 94107.